Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of June 10, 2015 (this “Amendment”), by and among Genco Shipping & Trading Limited, a corporation organized under the Laws of the Republic of the Marshall Islands (“Parent”), Poseidon Merger Sub Limited, a corporation organized under the Laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Baltic Trading Limited, a corporation organized under the Laws of the Republic of the Marshall Islands (the “Company”), amends the Agreement and Plan of Merger, dated as of April 7, 2015 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company.  Parent, Merger Sub and the Company are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Merger Agreement.

RECITALS

WHEREAS, in connection with execution and delivery of the Merger Agreement, it was the intent of the Parties that the condition that the Company obtain the Company Unaffiliated Shareholder Approval be non-waivable;

WHEREAS, the Parties desire to amend the Merger Agreement to expressly reflect and clarify such intent;

WHEREAS, the Company Board has, acting upon the recommendation of the Company Special Committee, (i) determined that it is in the best interests of the Company and the Company Unaffiliated Shareholders, and declared it advisable, to enter into this Amendment, (ii) approved this Amendment and the execution, delivery and performance by the Company of this Amendment, and (iii) resolved to recommend to the Company Shareholders that they adopt and approve the Merger Agreement, as amended by this Amendment; and

WHEREAS, the Parent Board has, acting upon the recommendation of the Parent Independent Directors’ Committee, (i) determined that it is in the best interests of Parent and the Parent Shareholders, and declared it advisable, to enter into this Amendment, (ii) approved this Amendment and the execution, delivery and performance by Parent of this Amendment, and (iii) resolved to recommend to the Parent Shareholders that they adopt and approve the Merger Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties agree as follows:

ARTICLE I — AMENDMENTS

Section 1.1                                   Section 7.1 of the Merger Agreement is hereby amended by adding before the “:” in the preamble thereof the following: “(except that, notwithstanding anything in this Agreement to the contrary, the condition set forth in clause (ii) of Section 7.1(a) below is not waivable by any Party)”.

Section 1.2                                   Section 8.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Section 8.5                              Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) subject to the exception set forth in the parenthetical in the preamble of Section 7.1 and the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.”

ARTICLE II — General

Section 2.1                                   Merger Agreement Remains in Effect. This Amendment supersedes and shall control over any inconsistent provisions of the Merger Agreement.  Except as amended herein, the Merger Agreement shall remain in full force and effect as written, is hereby reaffirmed and ratified in all respects without qualification or condition and the provisions of the Merger Agreement shall remain unaffected, unchanged and unimpaired, and are enforceable in accordance with their respective terms.  Unless the context otherwise requires, any reference in the Merger Agreement to “the Agreement”, “this Agreement”, “hereof”, “hereunder” or words of similar import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment.

Section 2.2                                   Interpretation.  The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name: Apostolos Zafolias
Title: Chief Financial Officer

POSEIDON MERGER SUB LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President and Chief Financial Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]